Exhibit 99.1

Magnitude Merges its Subsidiaries and Changes its Name to “Kiwbox.Com, Inc.”

NEW YORK, December 31, 2009 /PRNewswire-FirstCall/ — Magnitude Information Systems, Inc. (Magnitude) (OTC  Bulletin Board: MAGY) announced today  that it has merged with its two subsidiaries, Kiwibox Media, Inc. and Magnitude, Inc. and changed its corporate name to “Kiwibox.Com, Inc.” The merger and corporate name change become effective on December 31, 2009.

“The mergers”, observed Rudolf Hauke, Magnitude’s President and CEO, “consolidate our corporate operations and eliminate the costs associated with maintaining separate corporate entities”. “With the adoption of the Kiwibox.Com corporate name”, Mr. Hauke added, “our Kiwibox.com website community and its corporate owner are now identifiable as one and the same.”

About Kiwibox Founded in 1999, Kiwibox.com has been a leader in the teen space and provided its members with fully customizable profiles, daily news and articles, interactive games for real world prizes, a streaming music video library and a mobile version of the site, among other features. Kiwibox is the primary business unit of Magnitude Information Systems, Inc. (http://Magnitude.com) (OTC Bulletin Board: MAGY). For more information, please visit http://Kiwibox.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that  term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic  conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange  rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related  to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial  property and casualty markets and commercial premium rates, the competitive environment, the actual costs of  resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and  omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an  insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

CONTACT: Michael  Zaroff at 561-826-7401.